Exhibit 10.28

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of November 14, 2002, by and between Shoe Pavilion Corporation, a Washington corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of February 27, 2001, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.    Section 1.1(a) is hereby amended by deleting “Twenty Million Dollars ($20,000,000.00)” as the maximum principal amount available under the Line of Credit, and by substituting for said amount “Fifteen Million Dollars ($15,000,000.00),” with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2.    Section 4.8(c) is hereby deleted in its entirety, and the following substituted therefor:

“(c)    Ratio of Total Funded Debt to EBITDA, determined as of the end of each fiscal quarter on a trailing 4 quarter basis, not greater than 4.5 to 1.0 to and including the end of the 4th fiscal quarter of 2002, not greater than 5.0 to 1.0 as of the end of the 1st fiscal quarter of 2003, not greater than 4.5 to 1.0 as of the end of the 2nd fiscal quarter of 2003, not greater than 3.75 to 1.0 as of the end of the 3rd fiscal quarter of 2003, and not greater than 3.50 to 1.00 thereafter, with “Funded Debt” defined as the sum of all obligations for borrowed money (including subordinated debt, obligations under the Line of Credit and issued but undrawn letters of credit) plus all obligations with respect to the principal component of capital leases, and with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, measured on a trailing 4 quarter basis.”

3.    Section 5.6 is hereby amended to read as follows:

“SECTION 5.6.    DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, provided however, Borrower may repurchase its stock without restriction provided, however, that Borrower’s repurchases of stock shall be limited to an aggregate of $1,500,000.00 during all periods in which Borrower’s ratio of Funded Debt to EBITDA, as determined in accordance with Section 4.8(c) above (y) is equal to or greater than 3.75 to 1.00, or (z) would have been equal to or greater than 3.75 to 1.00 if the amount paid by Borrower for the stock repurchases were added back to Funded Debt used in determining said ratio. In determining whether the ratio of Funded Debt to EBITDA is or would have been greater than 3.75 to 1.00, the ratio in effect as of the end of the fiscal quarter immediately preceding each proposed repurchase shall be used. In no event shall any repurchase be permitted if there exists an Event of Default at the time of a proposed repurchase.”

4.    Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

5.    Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SHOE PAVILION CORPORATION		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ John D. Hellmann	By:	/s/ Alita Marshall
Title:	Vice President		Alita Marshall Vice President

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